FY 2018 Q3 Earnings Release Conference Call Transcript March 22, 2018

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s fiscal 2018 third quarter conference call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in reports filed with the SEC, including the Annual Report filed on Form 10-K. Some forward-looking statements may concern expectations of future revenue growth or gross margin.

In addition, participants may discuss non-GAAP financial measures, including references to constant dollar revenue. References to constant dollar revenue are intended to provide context as to the performance of the business, eliminating foreign exchange fluctuations. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. To the extent non-public financial and statistical information is discussed, presentations of comparable GAAP measures and quantitative reconciliations will be made available at NIKE's website, investors.nike.com.

Now, I would like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2018 third quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, or at our website, investors.nike.com.

We will start with prepared remarks, then we'll take your questions. We would like to allow as many of you to ask questions as possible in our allotted time, so we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer and President, NIKE, Inc.:

Thanks, Nitesh, and good afternoon, everyone. I'd first like to acknowledge the changes we made last week to further evolve our culture and restructure our leadership. We became aware of some behavioral issues that are inconsistent with NIKE's values of inclusivity, respect, and empowerment. I'm committed to ensure that we have an environment where every NIKE employee can have a positive experience and reach their full potential.

As you know, I've publicly committed to serve as Chairman, President, and CEO of NIKE Inc. beyond 2020. Trevor Edwards and I both agreed to a change in leadership structure in the NIKE Brand at this time. As we transition to our next phase of growth and continue to evolve our culture, Trevor will work with me as an advisor through this transition until he retires in August and I'd like to thank him for his important and significant contributions in growing and strengthening the NIKE Brand around the world. We have a deep leadership bench at NIKE and I'm confident that our restructured leadership team will continue to strengthen our culture and drive the Consumer Direct Offense. So, with that, this call will be led by our CFO, Andy Campion, and me.

So, let's turn to the results we delivered in Q3 and the strong momentum we're building as we look forward. Simply put, the Consumer Direct Offense is working. Through 2X Innovation, we're creating and scaling new product platforms while also becoming sharper editors. Through 2X Direct, we're moving closer to the consumer through differentiated retail concepts, leading with our mobile apps, dot-com, and digital partners. And through 2X Speed we're serving consumers at their pace.

During our Investor Day, we discussed the significant potential we see in our international markets, and this quarter we delivered strong and sustainable growth across all of our international geographies. Take Greater China, for example, where positive macro trends are accelerating from consumer spending to sport participation. Looking ahead, we have a tremendous opportunity to expand our full digital portfolio, leading with key cities like Shanghai and Beijing. We saw it this quarter with our Greater China business growing 24%.

The end of Q3 also marks a significant turn in North America, where we expect a reversal of trend in Q4. We've secured some great early wins here through new NIKE consumer experiences and differentiated retail across both our direct and partner channels. Overall, there's a strong global appetite for athletic footwear and apparel, and we're amplifying and capturing that demand through our Consumer Direct Offense and Triple Double strategy.

The momentum we're building in all four Geographies is the result of getting the right product in front of the consumer in the right moment, and it's becoming increasingly clear that the closer we connect our strong brand to consumers in the marketplace, the greater the returns.

So, I'm excited to share some of the highlights of how we're executing the Triple Double and fueling our growth in our key Categories. At NIKE, growth always begins with innovation and great products, and this quarter through 2X Innovation we intensified the pace and scale at which we're bringing fresh and unexpected products to consumers. And we've done that by focusing our resources to create new platforms, not just new models, by diversifying those platforms across multiple styles and categories through our complete Offense and by editing our assortments to offer more compelling choice of our power franchises.

So, let's start with the new platforms. What's most exciting about our momentum is that it's being driven through a performance lens, delivering clear consumer benefits through platforms like the Air VaporMax and NIKE React.

The Air VaporMax, for example, is delivering lightweight comfort with a distinct style, and it quickly became the number one performance shoe above the $100 price point, and we're now scaling that platform into millions of pairs. We're doing that with new designs like the VaporMax 2.0, the VaporMax 97, and the VaporMax Utility.

Turning to NIKE React, the consumer response has set new records for performance innovation launch. We initially offered the product to NikePlus members exclusively, selling out within hours. And when we broadened the launch, we sold through several weeks of supply in just four days. As we move into Q4, we'll leverage that demand by scaling the Epic React, launching the Odyssey React, a new running shoe at the $120 price point, and leveraging our portfolio to expand React cushioning into Sportswear, Basketball and Jordan icons.

With the Air Max 270 we launched NIKE's bold lifestyle-specific Air platform, with consumers responding to its comfort and style. Both the Air VaporMax and the Air Max 270 are fueling energy across our NIKE Air family of products. With more Air innovation in the pipeline, we now expect to grow the NIKE Air business by several billion dollars over the next few years.

The greater scale of these platforms will create greater impact on our business into Q4 and beyond. With other innovation platforms, we're just getting started. For example, we invented a new process for Flyknit which we unveiled with our Mercurial boots ahead of World Cup 2018, constructed in a 360-degree form that wraps the entire foot, it gives athletes better control over their movement. It's also incredibly efficient, creating 60% less waste than traditional cut-and-sew methods.

The Kobe 360 will be the next shoe to adopt this new process of digital knitting, combined with a NIKE React midsole to create an incredible court feel. And in just a few weeks, we'll unveil a new platform that I'm extremely excited about. It takes digital product creation to an entirely new place. And as we did with the Zoom X, 4% for Breaking 2, we're working closely with Eliud Kipchoge on this one. I can't say much more today but stay tuned in Q4.

We have some other truly disruptive platforms ahead, from HyperAdapt at new price points in new categories to non-powered adaptive footwear systems that improve fit, to other lifestyle cushioning systems. We're also innovating in Apparel. We've begun to unveil our high-performance World Cup VaporKnit kits with engineered yarns and open textures for breathability. In addition to designing the National Team kits, we've created full lifestyle collections for fans.

World Cup is such a powerful moment in sport, and we look forward to amplifying its energy to football and sportswear businesses around the world. As we laid out in October, 2X Direct is delivering a vision for a more differentiated marketplace, connecting the NIKE Brand in deeper ways with consumers. And we're leading with our digital business, which was up 18% on a currency-neutral basis in Q3. And we just launched the SNKRS App in China in December. And in the first month alone, we had 2 million downloads. And we're also scaling NikePlus Membership, with plans to launch in all 12 of our key cities within the next fiscal year.

We're still in the early stages of NikePlus membership, but we saw a strong consumer response in Q3, with new members rising more than 50% versus the same period last year. While we lead with digital, we don't believe digital and physical retail operate in silos. In fact, more and more, they will intersect and amplify each other. For example, in Q4, we're going to debut a new concept that we call NIKE App at Retail at both The Grove in Los Angeles and here in Portland. When you enter the doors, it recognizes you and opens up exclusive products in your app. You can scan for product availability in all nearby NIKE doors or checkout and pay through the app with no waiting line. And if you're not in the store, you can reserve product through the app and we'll hold it in a personal locker, so you can try it on before buying.

There are a number of other features that'll be phased in as we test, initiate before scaling to our wider fleet of stores. What really powers all these immersive consumer experiences is great data and the ability to maximize it.

And while we're constantly building these skills in-house, we're also acquiring capabilities to accelerate our strategy. Today, we're announcing that we've acquired an exceptional consumer data and analytics firm named Zodiac. Based in New York, this team of world-class data scientists and their proprietary tools will help us deepen relationships with consumers all over the world, with the primary focus on our NikePlus members.

Better analytics are also a critical factor in our 2X Speed initiative. As we sharpen our consumer sensing, we can meet demand faster and deliver more relevant, personalized products. We've made good progress with our Express Lane teams, especially in EMEA, where Express Lane product is accelerating growth in our power franchises. In North America, we're increasing our speed of delivery, particularly around key cities. Our focus for fiscal 2019 is to apply those learnings further and onto our biggest volume drivers around the world.

The Triple Double comes to life through our Categories. It's how we amplify sports' biggest moments, connect our brand emotionally with consumers, and drive a complete offense to grow our business. So, let's touch on a few of the category highlights from the quarter.

The NIKE Basketball category had a very strong quarter, growing double-digits with growth across footwear and apparel in every geography and key city. We saw success with the launches of the KYRIE 4 and the PG2, and through the LEBRON Watch, consumers could buy LEBRON 15 Player Edition shoes as soon as he debuted them on court. We've exceeded expectation in our first season as an official NBA partner, growing the NBA business significantly over the last year.

A major bright spot has been the iconic Showtime Hoodie. It's been a huge hit at retail and has driven a whole new silhouette for NIKE apparel. Perhaps the greatest source of brand energy for both NIKE Basketball and the Jordan Brand was the NBA All-Star Weekend in Los Angeles. Over the three days, we became the first brand to sell directly through Snapchat, with the “Tinker” AJ3 selling out in just 23 minutes. We launched SNKRS Pass, our geolocated digital wristband that unlocks access to high-heat product, as we did with our Cortez collaboration with Kendrick Lamar, and we hosted thousands of consumers in our Makers customization space.

In college basketball, we're in the midst of one of the most unpredictable NCAA tournaments in history, and NIKE and Jordan once again show the strength of our partnerships, sponsoring 85 teams across the men's and women's fields for March Madness. With the Jordan Brand, we're making the right moves to keep this iconic brand special and create sustained growth. This quarter, we deliberately tightened distribution in the North America marketplace while also driving extraordinary heat with the consumer. We launched Russell Westbrook's first signature performance shoe with the Why Not Zero.1, and we released limited-edition Jordan 3’s on the SNKRS app, immediately after Justin Timberlake wore them at the Super Bowl halftime show.

We've talked about adding new dimensions to Jordan and, this quarter, we accelerated that strategy and, going forward, we will carefully manage the distribution of iconic styles, we'll more completely leverage the company's innovation platforms to supercharge Jordan's performance products, we'll expand into new categories beyond Basketball and Sportswear, and drive our biggest growth opportunities in International, Apparel, and Women's.

Moving on to our largest and most influential performance category, Running, where we're driving more innovation than any other time in our history. In addition to all the platforms we discussed, we're focused on growing our core footwear business using our Express Lane to seize opportunities, and we're adding new dimensions to our power franchises like the Zoom Pegasus. For example, this summer, the women's Zoom Pegasus 35 will have cushioning that's better tuned to her, and the new Peg Turbo will include Zoom X Foam, making our breakthrough platform accessible to more runners.

We also had a very strong quarter in our Sportswear category which continued to grow double-digits with strong growth across both footwear and apparel. Tech Fleece led the way in apparel, while in footwear, we led with the Air Force 1, Cortez, Blazer, Tanjun, and Air Max.

Our Women's business, overall, continues to accelerate. We created our first women's collection with both NIKE and the Jordan Brand. The “1 Reimagined” featured 14 NIKE women's designers who reinterpreted two of our greatest icons in the Air Jordan 1 and the Air Force 1. One of the best examples of our Edit and Amplify approach came from the women's team this quarter with the new retail concept we call Unlaced. This new sneaker destination offers collections edited by leading stylists and will give access to a wider range of sizes for the first time, with exclusive colors and elevated services.

Unlaced will be both a physical and digital experience starting with NIKE.com in North America. It'll debut at NIKE SoHo this summer and then roll out to over 200 NIKE Direct and wholesale partner doors by the end of the calendar year.

As you can tell, we were extremely productive this quarter. We're looking at every opportunity to improve and we're investing in the opportunities with the greatest impact. We feel very good about the short-term momentum we're driving and the foundation we're setting for long-term accelerated growth.

With that, now here is Andy to provide more detail on the financial performance of our reported segments and our outlook.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark, and hello everyone on the call. Our Q3 operating results make it clear that the Consumer Direct Offense is already igniting NIKE's next horizon of strong profitable growth and there are several key themes within our performance that speak to the long-term sustainability of our momentum.

First, we exceeded the Revenue and gross margin expectations that we set 90 days ago, fueled by an unprecedented flow of new products and innovation platforms that we'll scale over time.

As Mark detailed, in the third quarter we launched the Nike React and the Air Max 270 platforms to extraordinary consumer demand. We also began to scale and diversify the Air VaporMax platform. And the ZoomX platform in running continues to sell out as we launch new color ways.

While we're clearly doubling the cadence and impact of innovation, our product momentum is even broader based. Our Edit to Amplify approach is bringing focus and accelerating growth within our power franchises like the Air Force 1 family of products and other key styles. We're running a much more complete offense, yet we still see tremendous opportunity to improve and edit how we serve our consumers.

Second, our results in Q3 confirm that where the NIKE Brand more directly connects with consumers, we see the greatest growth. Our NIKE digital ecosystem, in particular, is setting the pace for growth in all four of our Geographies. On a currency-neutral basis, NIKE.com grew 18% globally driven by the expansion of our digital apps in international markets, as well as the launch of NikePlus Membership in North America.

In each of our international geographies, NIKE.com's rate of growth outpaced the overall marketplace rate of growth by 2X or greater. And in North America, NIKE.com not only grew, but has been accelerating over the last two months. NIKE consumer experiences at retail are also resonating. That includes owned and partnered, digital and physical experiences.

In Q3, NIKE consumer experiences comprised more than 50% of our total revenue and drove over 100% of our revenue growth. In other words, we're both growing and reshaping the marketplace toward the vision that we shared with you at our Investor Day.

Third, as we exit Q3, we will put two significant headwinds largely behind us. At current rates, we expect the impact of foreign exchange on EBIT, net of hedging, to be roughly neutral in Q4 and begin shifting to a slight tailwind in fiscal year 2019.

At the same time, as Mark said, the close of Q3 marks a reversal of trend for North America. We have reset NIKE’s supply, we're fueling demand through the launch of innovative products, we've reignited Brand heat, we're connecting more directly with consumers through our digital ecosystem, and orders from our strategic partners are building.

In short, NIKE has returned to a pull market in North America.

NIKE North America revenue is now projected to be roughly flat to prior-year in Q4 and return to growth in the first half of fiscal year 2019.

But before I share more on our outlook, let's first touch on our Q3 results.

Q3 reported Revenue grew 7%, as continued strong double-digit international growth, and NIKE Direct growth in all Geographies, was partially offset by an expected contraction in North America wholesale revenue driven by undifferentiated doors.

Gross margin contracted 70 basis points in Q3, a stronger result than we expected 90 days ago as our launches and stronger sell-through fueled expanding full price gross margin. However, that expansion was more than offset by approximately 90 basis points of foreign exchange headwinds.

Total SG&A was up 11% in Q3. Operating Overhead increased 9% driven by investments in our NIKE Direct businesses, and Demand Creation increased 15% primarily driven by sports marketing and activations related to the NBA All-Star Weekend as well as new product innovation launches.

The Effective Tax Rate for the third quarter was roughly 180%, including the one-time impacts related to the U.S. Tax Cuts and Jobs Act. Income tax expense included provisional charges of $2 billion primarily related to the transition tax on our accumulated foreign earnings and the re-measurement of deferred tax assets and liabilities. The one-time charges include some non-cash impacts, with the cash impacts to be paid over several years.

The impact of U.S. tax reform is slightly favorable to NIKE in terms of both our normalized steady-state effective tax rate and more efficient access to capital. When I speak to our outlook, I'll provide more dimension on the go- forward implications of Tax Reform.

As a result, Q3 Diluted EPS was a loss of $0.57. That said, the one-time impact of U.S. Tax Reform had a $1.25 impact on EPS in the quarter. Excluding that impact, our profitability in Q3 exceeded our expectations.

As of February 28, inventories were up 9% leading into Q4 as we scale our new innovations globally and capitalize on strong consumer demand. Q3 inventory growth was primarily driven by aligning in-season product to our stronger forecast demand, while off-price inventory declined year-over-year on a currency-neutral basis.

This quarter, we saw a return to modest growth in North America inventory as we anniversary our efforts to tighten supply in the prior year and shift to a pull market. Internationally, our inventory levels are also healthy and generally aligned with the strong demand we continue to forecast in those markets.

Now let's turn to the financial performance for our operating segments. In North America, NIKE.com, differentiated NIKE consumer experiences at retail, the impact of NIKE innovation and Brand heat are driving increasingly stronger demand. While North America declined 6% for the quarter, we expect that the momentum will now reverse the trend.

While undifferentiated wholesale dimensions of the marketplace declined, we are delivering and accelerating growth in NIKE consumer experiences in aggregate across owned and partnered with NIKE.com in particular accelerating to strong double-digit growth as we progressed through the quarter.

Our partners are also increasingly bringing NIKE consumer experiences to life in the marketplace. As an example, Finish Line's Culver City store in LA was reset with NIKE Epic React as the only product available in the store across all brands for three days. The execution brought together new, innovative NIKE product with great storytelling through our Choose Go campaign and expert service. The results were amazing and served as a proof point for the potential of NIKE consumer experiences operated by a strategic partner in the U.S. marketplace.

As Mark noted, year-over-year comparisons in North America were also impacted by our quick and deliberate tightening of the distribution of select styles within the Jordan Brand. That said, as we enter Q4, we believe Jordan inventories are now clean and we also began reigniting Jordan Brand heat in the marketplace through the launches and activations over the NBA All-Star Weekend.

Looking ahead, we are well positioned to continue adding dimension to the Jordan Brand through both performance and lifestyle product.

For the quarter, EBIT in North America was down 14% versus the prior year primarily driven by lower revenues and higher selling and administrative expenses.

Moving on to EMEA, where we continue to see incredibly strong momentum in a region that is at the leading edge of consumer preferences. EMEA revenue grew 9% on a currency-neutral basis in Q3. Two of the hottest styles in the marketplace are the Air VaporMax and Air Max 97, and we're also seeing industry-leading growth in apparel driven by our Tech Fleece business.

Our growth in EMEA was also aided by our Express Lane, which is already quickly translating regional consumer preferences into color and material updates with respect to our power franchises.

Overall, growth in EMEA was led by very strong NIKE.com results, as well as strong results with key strategic partners, key strategic partners who are also relentlessly consumer focused and digitally connected, such as JD and Zalando. Categorically, we saw double-digit growth in Sportswear, Men's Training, and NIKE Basketball. We expect continued strong growth in EMEA, and we're excited about the impact of the upcoming World Cup. On a reported basis, EMEA revenue increased 19% and EBIT grew 16%, as strong revenue growth was partially offset by lower gross margin due to transactional FX headwinds. Next, let's turn to Greater China.

Having just been in China two weeks ago, I can tell you that Greater China not only continues to lead NIKE in terms of the pace of growth, but also in terms of executing the Consumer Direct Offense. In Q3, Greater China was up 19% on a currency-neutral basis, driven by strong double-digit growth across nearly all dimensions of the business, but notably led by Digital. Digital momentum in the quarter was fueled by the launch of the SNKRS app in China and the continued success of our partnership with Tmall.

And while our digital growth has been extraordinary, we have not even yet launched NikePlus Membership in China. That is now slated for Q1 of fiscal year 2019. Also, worth calling out, our Women's business in Greater China has incredible momentum, with double-digit growth driven by our innovation and power franchises, including styles designed specifically to connect with consumers around the Chinese New Year.

On a reported basis, Q3 revenue grew 24% and EBIT was up 30% due to strong revenue growth and SG&A leverage. In APLA, revenue grew 11% on a currency-neutral basis, led by digital growth that significantly outpaced every other channel. To unlock digital growth even more broadly, we will be more aggressively rolling out our digital platforms into key markets across APLA. One real-time example is the SNKRS app, which just launched in Japan yesterday. It immediately surged to become Japan's #1 free downloaded app in the IOS store.

APLA was also fueled by the brand energy surrounding the Winter Olympics in Korea, which helped drive strong and balanced double-digit growth across nearly every dimension - Women's, Men's, Footwear, Apparel and across many categories. On a reported basis, Q3 revenue in APLA was up 13% and EBIT grew 31%, driven by strong revenue growth, gross margin expansion, and SG&A leverage. And finally, at Converse Q3 revenue declined 8% on a currency-neutral basis, as we rebalanced marketplace supply in North America. On a reported basis, revenue declined 3% and EBIT was down 37%.

Looking forward, we will continue to invest in re-igniting strong, sustainable, profitable growth at Converse. More specifically, we're dimensionalizing Converse's product portfolio through the One Star, Chuck 70, and other sport and sport-inspired styles, investing in more Converse-specific digital platforms, and creating heat and energy for the brand through new collaborations.

So, with that, I'll now move to our outlook for the balance of the year. We remain confident we will deliver on the growth and profitability expectations that we have previously communicated for fiscal year 2018, excluding the one-time impact of U.S. Tax Reforms. We will continue to invest in the key pillars of our strategy and drive accelerated growth in the dimensions of our portfolio that we highlighted at our Investor Day in October.

We remain focused on what matters most to consumers and, in turn, what will fuel strong, sustainable profitable growth over the long-term. As for specific guidance, we expect Q4 reported revenue to grow in the high single- digit range. This growth reflects continued strength in our international geographies and the reversal of trend we're building in North America. We expect Q4 gross margin to be roughly flat to very slightly up versus the prior year, demonstrating progressively stronger currency-neutral gross margin expansion that will be almost fully offset by transactional FX headwinds, albeit lesser transactional FX headwinds than in prior quarters.

For SG&A, we expect low-teens growth in Q4. We will continue to invest in digital and membership including completing the acquisitions of some key digital capabilities within the quarter, as well as brand marketing and supportive innovation and impactful consumer moments such as Air Max Day and the World Cup.

At current FX rates, we expect other income and expense, net of interest expense, to be approximately $30 to $40 million of expense in Q4. We expect our effective tax rate for Q4 to be in the 10% to 12% range. It's important to note that our tax rate may be volatile as we expect to continue receiving more specific legislative and regulatory guidance as to the application of the U.S. Tax Act.

Now looking ahead to fiscal year 2019. While our planning is not yet finalized, we currently expect fiscal year 2019 reported revenue growth in the mid-to high-single-digit range, as international momentum continues, and we return to growth in North America. We also expect strong gross margin expansion roughly in line with our long- term financial model.

In fiscal year 2019, we will also see the full impact of U.S. Tax Reform on our access to capital and investments as well as the tax rate. U.S. Tax Reform will certainly afford NIKE more efficient access to capital. So, as we finalize our investment plans for the next fiscal year, we're prioritizing accelerated investment in the select dimensions of our business that will fuel NIKE's Consumer Direct Offense and drive long-term growth. At the top of our list is digital, ranging from new NikePlus Membership experiences to new capabilities including data and analytics to our core Enterprise Resource Planning platform.

Our acquisition of Zodiac, a leading consumer data and analytics team, was a great example of us seizing an opportunity to accelerate NIKE's capability development. We'll also continue to prioritize investment in innovation, brand distinction, new NIKE consumer experiences in the marketplace, and a faster, more responsive supply chain.

The incremental and more efficient access to capital will also enable us to amplify our returns to shareholders and complete our existing four-year $12 billion share repurchase program within fiscal year 2019, roughly one year earlier than originally planned. We currently expect U.S. Tax Reform to have a neutral to slightly favorable impact on our steady-state effective tax rate, which we would characterize as being in the teens on a normalized basis. That said, in any given fiscal year, geographical earnings mix, the impact of the new stock-based compensation accounting rules, and other discrete items will create volatility in our rate. In fiscal year 2019 specifically, our rate may also be impacted by adjustments to the provisional charges that we're accruing this quarter.

Taking all of these factors into consideration, we will provide our updated outlook for fiscal year 2019 on our Q4 earnings call.

As Mark said, our Consumer Direct Offense is working. NIKE innovation is fueling strong consumer demand. NIKE Digital is accelerating. Our brands have great energy, and our organization is aligned and executing against what matters most to consumers. NIKE's next horizon of strong, sustainable, profitable growth is underway. With that, we'll now open the call up for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator:

Your first question comes from Omar Saad with Evercore ISI Group.

<Q - Omar Saad>: Thanks. Good evening. Wanted to ask you guys - great job on the quarter, by the way. It's great to hear all of the progress and a lot of information on the call as well. Much appreciated. The reshaping of the marketplace, wholesale especially going from I think 30,000 to 40,000 partners, can you talk about the progress along that transformation, where we are, what the impact has been, and maybe also layer in - put that in the context of the growth in these consumer experiences since you spent so much time talking about that aspect where you're engaging with consumers? I thought you said it was over 100% of the growth in the quarter. Are you seeing a lot of that new channel development offset that reshaping on the wholesale side? Is that the right way to think about it? Thanks, guys.

<A - Mark Parker>: Thanks, Omar. Well, let's go back to the investor meeting in October. We laid out how we want to shift the look of our overall marketplace. To be 80% differentiated is our target and that's over the next five years. And I'd say, as we commented, we're making some great progress on that front. You pointed out, and that's what we said, is NIKE consumer experiences drove 100% of the growth in the quarter. That's double-digit increases in new NikePlus Members which is a really key part of that strategy. We've had great feedback in terms of the NBA All-Star Weekend and some of the sell-through in basketball we're seeing and that involves not only our direct doors but some of our key partners.

NBA All-Star Weekend we had Kith and REVOLVE, as two examples. Foot Locker was participating in that, as well and then we're bringing some of the new concepts to market here, starting very quickly with NIKE Unlaced with a digital launch and then physical coming up in Summer. The NIKE App at retail and Hyper Live are some of the examples there.

As far as our - this is impacting our overall marketplace. We're working with our key partners to help differentiate them in their respective positions. Those conversations are ongoing with most strategic partners we've aligned on the role that they play and in serving our consumers from Dick's to Foot Locker to Nordstrom. And this is not only physical retail but it's how physical and digital interact and then we have other digital partners which are obviously key to this transformation, Zalando and Tmall, Asos, and even Instagram for example.

So, this is a multiyear journey for us and I'd say we're making great progress in shaping that marketplace and I think we'll continue to elevate our own direct business, but we will also help to differentiate and elevate our key wholesale partners along the way.

<Q - Omar Saad>: And Mark, one follow-up. In terms of the new shoe launches, you've talked about SNKRS and some of the other apps. Is this the new model for, kind of, those premium limited distribution shoe launches, whether you're doing them internally or with a partner versus kind of the old-world model? Is that the right way to think about it? Thanks.

<A - Mark Parker >: I think digital and mobile apps, for example, are going to play a bigger role in how we launch some of these key innovations and platforms. It's definitely how consumers are shopping and it's definitely where we're putting a lot of emphasis on how we orchestrate these launches, how we invest to serve the consumers through those apps. I think you'll see more storytelling coming to life from a digital standpoint, including our mobile app-based launches. So yes, I think you'll see this become a bigger and bigger part of our strategy and a bigger part of the results that we're seeing.

<A - Andrew Campion>: And then, just to add to that, Omar, as Mark touched on in his remarks, ideally, we're also leveraging these digital applications in the physical retail environment. And we're going to be testing and iterating on the launch of the NIKE App at retail with our key flagship stores in our key cities starting with North America.

<A - Mark Parker >: Yes, that's a key point is the integration of physical and digital, which obviously is something that everybody's talking about, but you'll see that happen more and more with how we roll out new experiences in our own physical retail doors as that connection to digital. So, this connection is going to start to blur more and more and I think one will complement the other.

Nitesh Sharan>: Thanks, Omar. Operator, we'll take the next question, please.

Operator:

Your next question comes from Kate McShane with Citi Research.

<Q - Corinna Van der Ghinst >: Hi. Thank you. It's Corinna Van der Ghinst on for Kate. You guys discuss the success of the VaporMax and these Air platforms and the React, which I finally just got my hands on. But we were just wondering what gives you confidence in the inflection in North America when the Q3 top line was actually weaker than Q2?

<A - Mark Parker >: Well, if you look at Q3, there's momentum that has been building through the quarter and that's where the confidence we have in terms of Q4 comes from. We're on the front end of - obviously the very front end of launching React and the response has been phenomenal. I think I said it's been a record-setting performance launch for NIKE. I think that's also a case of a performance basis that has also translated well into a product that can be worn on the street. So, there's performance actually driving sportswear and lifestyle in one product.

And the other aspect of that is we are very committed to developing our platforms. So, React starts with the Epic React running shoe, but you'll see that play out in other categories and also in more models at different price points within running. So, I think that leverage is only going to build over time, and that's something that isn't unique to React, it's also what we're seeing in VaporMax as well.

And then NIKE.com in the quarter has been a case of month-to-month acceleration, and that's driven also in part by these launches and we think that is going to continue at a strong pace and accelerate really through Q4 and beyond. So that's a big part of this as well.

<A - Andrew Campion>: Yes, and I'd just add our results in the third quarter in North America were largely in line with what we expected in the quarter. The contraction was primarily a result of declines in undifferentiated wholesale and a deliberate tightening in the distribution of styles within the Jordan Brand so that did have an impact on year-over-year comparisons. But as we said, we're really excited about the heat we've reignited with that brand and the clean inventory levels that we have there too. And then to your point on innovation platforms, one of the metrics that we look very closely at is the rate of sell-through as we launch products at the initial levels of supply and the rate of sell-through on the NIKE React in particular, the Air Max 270 and those other styles, far exceeded our expectations. We talked about supply selling out in hours with numbers and in days as compared to what we expected would be weeks with more broader distribution. So that's a leading indicator of the magnitude of demand for those new innovation platforms.

<A - Mark Parker >: I think it's safe to say that these key styles and platforms are accelerating at a more rapid pace than we've seen historically, and we're doing everything we can to accelerate and leverage those platforms within the NIKE brand but also, you know, across categories, but also across the brands in the portfolio.

<Q - Corinna Van der Ghinst >: Okay. That's very helpful. Thank you.

Nitesh Sharan>: Thanks, Corinna. Operator, we'll take the next question, please.

Operator:

Your next question comes from Jim Duffy with Stifel.

<Q - Jim Duffy>: Thank you. Hello, everyone. Andy, I'll start with a question for you. Your initial comments around gross margin for fiscal 2019 are encouraging. It's been a long time since FX was anything but a headwind there. With FX now expected to make a positive contribution in fiscal 2019, are there other offsets that are holding back gross margin to keep it within your kind of long-term objective range?

<A - Andrew Campion>: Well, there's obviously a number of factors within gross margin. As I said, we see strong gross margin expansion roughly in line with our long-term financial model. We're still completing or finalizing our planning, so we're not providing more specific guidance than that at this point. As for product cost, labor and some other input costs are increasing a little bit, but we do still see strong gross pricing margin expansion in addition to FX becoming a slight tailwind, so all of those things are incorporated in our guidance. I think the headline is we see strong gross margin expansion, and to your point, we're looking forward to putting those FX headwinds behind us. But we'll update you with more specifics in terms of a range on our Q4 call.

<Q - Jim Duffy>: Great. Thanks. Mark, a question around Zodiac. Do they have a particular strength or competency that you saw as strategic? I guess I'm curious, are there particular algorithms or predictive analytics that distinguish them from your in-house capabilities or other outsourced alternatives and then related to analytics, do you see that as an in-house competency? Is that your objective to really strengthen that muscle in-house, or do you expect to work with partners on an outsourced basis?

<A - Mark Parker>: Yes. Well, first of all, the first part of your question, Zodiac is a small tech company really comprised of world-class scientists and engineers. They're based out of New York. They bring an in-depth understanding of how to optimize consumer value and understand what's behind consumer growth or potential. We've been working with Zodiac for the past several months using their proprietary algorithms and models and I'd say we're just extremely excited about how we can more fully leverage those capabilities to accelerate some of the key pillars of our strategy. And one of the areas that I think I'd particularly call out is how they can help us power up our NIKE Membership to better leverage the data there, to capture demand signals in our key cities and help to inform our Express Lane. Yes.
<A - Andrew Campion>: And I'd just add, Jim, you asked is this acquisition versus in-house? The short answer is we are both building the capabilities in-house to drive our digital offense and selectively acquiring teams or technology to accelerate against that build. So, we already have made significant investments in building our NIKE Membership team and data and analytics capabilities and are fortunate to have some great talent that's joined our company over the past several years and bringing on teams like that at Zodiac and some other teams that we've been in discussion with are additive.

<A - Mark Parker>: Yes. Advancing this capability, I would just say this is absolutely fundamental to fueling the strategy that we have in front of us which is to be more personal at scale. So, this is directly in line with that critical part of our strategy.

Nitesh Sharan>: Thank you, Jim. Operator, we'll take the next question, please.

Operator:

Your next question comes from Simeon Siegel with Nomura Instinet.

<Q - Simeon Siegel>: Great, thanks. Good afternoon, guys. So, recognizing the exciting innovation, any help thinking through your expectations for Footwear versus Apparel embedded within the North America guidance? And then just any further color you can share on the Amazon test. Thanks.

<A - Andrew Campion>: Okay. Well we certainly see strong growth in both Footwear and Apparel. Looking backwards, we've had incredibly strong growth in Apparel. I mentioned that Apparel was - our growth in Apparel was industry-leading in EMEA, driven by our Tech Fleece business and some other innovative products like the Flyknit bra and other products within our portfolio. We see these launches of innovation as well as our focus on the power franchises fueling accelerating growth in Footwear so that it's more balanced going into fiscal year 2019.

<A - Mark Parker>: Yes. I'll just add that Apparel sometimes falls in the shadow of Footwear. But we are one of the largest apparel companies in the world. I think our strength comes from both our performance position and how we leverage that across Sportswear. So, actually, we're very excited about some of the performance innovation coming in Apparel. In fact, our 2X innovation initiative commitment is equally being applied to Apparel and I think that will impact a product that you'll see at the World Cup, you'll see at the NBA championships, you're seeing with our relationship with the NBA across all sport categories, training. And then it'll wind up influencing more and more the Sportswear category as well, where we are performing incredibly well. I'm really excited about what's coming in innovation and apparel and then our ability to kind of push on both sides of the performance and Sportswear side. So, there's a lot coming in Apparel and, frankly, there's a lot coming in Footwear - a lot more coming in Footwear than we've talked about. So, I think our 2X Innovation investments which really kicked into gear about two years ago are really starting to pay off. Anyway, back to your second question, Amazon.

As you know, we have - I think you know, we have extended our pilot with Amazon and to date, it's a smaller U.S.-based pilot. It's performed quite well. We've seen good sell-through on a limited selection of products. We're expanding that selection of products over this next phase. Our focus on this relationship really is how we can best work together to elevate the consumer experience, and that's really a key part of all our digital partnerships. So, we continue to engage with the U.S. Digital Marketplace to look at how we can serve digital demand from consumers and Amazon is definitely a part of that. We get, just to back up for a second, get the most out of the partnerships that advance our brand through better presentation, through the sharing of data. Tmall in China, Zalando in Europe, these are great examples of these types of relationships. So, we'll continue to work with Amazon to what we think will be a mutually beneficial partnership over the months ahead.

Nitesh Sharan>: Thank you, Simeon. Operator, we'll take the next question, please.

Operator

Your next question comes from Michael Binetti with Credit Suisse.

<Q - Michael Binetti>: Hey, guys. Good afternoon. Nice quarter, congrats. Thanks for getting me in here. I'd like to ask about the investments for next year. You gave some help on the topline and how to think about some of the shape of the P&L, but the investments obviously seem to be working, and up and down the commentary you guys sound happy about it. Can we think about whether you'd be interested in front-loading some of those investments a little more now? And can you speak to maybe how much you think SG&A growth rate will be next year? Is it faster than this year? Slower than this year, with some newfound success in the investments? And just any directional puts and takes to help us think about how the fiscal year and your early planning looks next to the mid-teens long-term EPS algorithm?

<A - Andy Campion>: Yes. Well, as you know, Michael, we didn't give specific SG&A guidance for fiscal year 2019, and there are really two reasons for that. One, we've never operated, because we're not, we've never operated as if we are, and we aren't, capital constrained. So, our top priority as we look ahead to any given fiscal year is to ensure that we're prioritizing the investments that are going to fuel growth over the long-term as compared to adhering too rigidly to a specific metric in a short-term period. The Tax Act does also afford us even more efficient access to the cash flow and the capital that we generate around the world. So yes, our planning process is taking both of those into account in the context of us having a new very focused strategy. So, we're prioritizing investments specifically in innovation. I've told you in the past that we doubled the investment innovation. We continue to make incremental investments there, and I want to pause there for a moment. It's really a competitive advantage for NIKE. We currently invest probably more than any other brand in the marketplace, but we're going to continue to make incremental meaningful investments. But those investments are still relatively insignificant compared to the kind of growth and returns that they generate when you consider launches like React, VaporMax, and the other platforms that Mark and I have shared. So, innovation is certainly a priority.

We're going to continue to drive brand distinction. You probably saw our Choose Go campaign over the last several months and the energy that that's creating as well as some of the energy we created against the All-Star Weekend and other big moments in sport. And I would say, even though I'm mentioning it third, at the top of our list is Digital Capabilities, both building them and, like we said, acquiring capabilities through teams like the team we acquired in Zodiac. And then there are really two final areas that are on our short list of priorities. NIKE consumer experiences owned and partner that, as Mark noted, integrate or leverage digital in the physical environment. We are clearly doing that ourselves, and we're increasingly doing that with our partners all at various stages of development, but we're going to continue to test and iterate there. And then finally, we are prioritizing investment in speed, through two key initiatives: our Express Lane and Responsive Manufacturing. So, in short, we believe these are the investments that are going to drive brand distinction for NIKE and fuel our next horizon of long-term sustainable profitable growth and we're going to over-index our investment in those dimensions.

<Q - Michael Binetti>: Thanks for that. And can I ask a quick follow-up? Obviously, you squeezed in a lot of the more fun things for you talk about there, so that was good to hear, but then in your comment about NIKE.com North America accelerating to strong double-digit growth, I know one dimension in that channel has been the close-out sales that you guys have been so focused on in the back end in the past few quarters, and you called it out in the 10-K that your markdowns are what held the margins back there. Can you give us a sense of how much excess markdowns contributed to the gross margin in third quarter that we'll see in the 10-Q? And do you think that line in the gross margin that you typically give us will be reversing significantly to line up with the comments that you've made here today about the pull market?

<A - Andy Campion>: Yes, I'll give you a few data points on that. Overall, ASPs for the entire enterprise were up, and ASPs in North America were slightly up, all in. On NIKE.com, we saw some of the margin upside that we delivered versus the expectations we set 90 days ago was actually based on stronger gross margin in our NIKE Direct businesses and, in particular, in North America. We're seeing stronger full-price sell-through, and we're seeing better margin on the off-price dimension of that business. Now the off-price dimension of digital is bigger today than it might have been a couple of years ago. So, on a relative basis, you've got more off-price in digital in general in the marketplace, both owned and partnered. But I would say that has been a source of margin expansion for us, and I just summarize it by saying we're really confident in the go-forward impact of both what we're doing from a product perspective in innovation and power franchises as well as the impact of NIKE Direct and Digital and NIKE consumer experiences on our margin.

<Q - Michael Binetti>: That's really helpful.

Nitesh Sharan>: Thank you. Okay that's all we have time for today. Thank you, everyone, for joining. We look forward to speaking with you next quarter. Take care.

Operator

This concludes today's conference call. You may now disconnect.